  news release

For Immediate Release	Contacts: Mark Borman — Investor Relations	952.946.3338
	Rob Clark — Public Relations	952.914.6355
	Conference Call: Today at 8:30 am Eastern (Details in Release)

          ADC Lowers Guidance and Details Further Cost Reduction Actions

Taking Aggressive Actions to Position for Higher Rates of
Growth and Profitability When Telecommunications Capital Spending Increases

MINNEAPOLIS - March 28, 2001 - ADC (Nasdaq: ADCT, www.adc.com), a leading global supplier of fiber optics, network equipment, software and integration services for broadband, multiservice networks, today announced that sales and pro forma earnings per share are expected to be lower than its guidance announced on February 21, 2001 for the second fiscal quarter ending April 30, 2001 and fiscal year 2001. Pro forma earnings exclude non-cash stock compensation expenses, non-recurring charges and restructuring charges, however, do include certain one-time operating charges. ADC also announced plans to eliminate an additional 3,000 to 4,000 employees worldwide from its existing workforce by the end of its fiscal year ending October 31, 2001.

As a result of an extremely challenging economic environment and a further slowdown in capital spending by communications service providers in 2001, ADC now expects sales in the second quarter of 2001 to be approximately $650-700 million (compared to $771 million in the second quarter of 2000) and pro forma diluted loss per share to be $0.10 to $0.15 (compared to pro forma diluted earnings per share of $0.10 in the second quarter of 2000). ADC expects lower operating profit margins in the second quarter primarily as a result of lower sales of broadband connectivity products and increased operating reserves than expected in its February 2001 guidance.  ADC plans to increase operating reserves based upon its thorough review of all businesses in recent weeks in response to the more challenging economic environment and the rapid downturn in telecommunications capital spending.

Given the difficulty in forecasting during rapidly changing conditions, ADC will not provide detailed guidance for lower-than-expected sales and pro forma diluted earnings per share for fiscal year 2001 until its second quarter earnings release in the latter half of May 2001. ADC, however, currently expects to have positive pro forma earnings per share in the second half of fiscal year 2001.   Sales by business group as a percent of total ADC sales, prior to product line rationalizations, are now expected to be approximately 45-50% for Broadband Connectivity (previous guidance was 50-55%), 25-30% for Broadband Access and Transport (unchanged), and 20-25% for Integrated Solutions (unchanged) for the second quarter and the fiscal year of 2001.

International sales in the second quarter of 2001 are expected to remain strong.  International sales are expected to reach 25-30% as a portion of total ADC sales compared to 21% in the second quarter of 2000.  However, ADC continues to monitor international sales activity for the possibility of a slowdown as the year progresses.

“The rapid downturn of telecommunications capital spending is clearly having a greater than anticipated impact on ADC’s revenue and profits this year,” said Richard R. Roscitt, newly appointed chairman and chief executive officer of ADC.  “In this environment, we are pleased to be maintaining, and in some cases increasing, market share across many of our product lines worldwide.  We are also encouraged by the current strong level of our international sales.  Like many of our peers, the slowdown of telecommunications capital spending continues to limit our visibility in 2001.  Hence, we are becoming even more conservative in our guidance, much more aggressive in our cost reduction efforts and more focused on profitable products with long-term, strategic growth potential. Over the long term as market conditions strengthen, we remain confident that our strategy to provide fiber optics, network equipment, software and integration services for the ‘last mile/kilometer’ of broadband communications networks is focused on one of the areas in the communications industry with the greatest worldwide growth potential.”

COST REDUCTION ACTIONS
As in the first quarter of 2001, ADC is continuing to implement aggressive plans to further control expenses in 2001.  Additional actions for cost reductions in fiscal year 2001 include:

•	Rationalizing nonstrategic product lines through the remainder of the year;
•	Reducing further the number of ADC employees by approximately 3,000 to 4,000 people worldwide through planned reductions, attrition and product line rationalizations. These reductions are in addition to the approximately 3,000 employee positions eliminated to date in fiscal year 2001 through reductions in force and attrition;
•	Eliminating most outside contract and temporary employees;
•	Consolidating facilities; and
•	Cutting discretionary expenses companywide.

Many of these planned actions are expected to result in non-recurring and restructuring charges in amounts that have not yet been determined.

THE NEW ADC
“We are restructuring to form the new ADC.  We will focus our efforts on key, strategic growth areas supported by our successful core businesses.  Going forward, ADC plans to place a stronger and deeper focus in areas such as optics, DSL, IP cable and software.  In addition, we will continue to support and focus on strong core areas such as fiber and copper connectivity and systems integration services,” added Roscitt.  “Once our aggressive cost reductions and product-line rationalizations in 2001 are behind us, we expect the new ADC should be well positioned to regain higher rates of growth and profitability when telecommunications capital spending increases.  While these are always difficult choices, we fully expect that our aggressive and prompt actions should serve ADC shareowners well in the future.”

CONFERENCE CALL
ADC will discuss its revised guidance on a conference call hosted by Rick Roscitt scheduled today, March 28, at 8:30 a.m. Eastern time.  The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489.  The replay of the call can be accessed, until April 3, 2001, by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291.  The conference ID number is 118666.

About ADC
ADC is The Broadband Company™. ADC's fiber optics, network equipment, software and integration services make broadband communications a reality worldwide by enabling communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses. ADC's stock (Nasdaq: ADCT) is included in the Standard & Poor's 500 Index and the Nasdaq-100 Index. Learn more about ADC Telecommunications, Inc. at www.adc.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
All forward looking statements contained herein, particularly those pertaining to ADC’s expectations or future operating results, reflect management's current expectations or beliefs and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors.  All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, overall demand for ADC's products or services, the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins, the availability of materials to make products, changing market conditions and growth rates either within ADC's industry or generally within the economy, volatility in the stock market, new competition and technologies, increased costs associated with protecting intellectual property rights, the impact of customer financing activities, ADC’s ability to successfully integrate the operations of acquired companies with ADC’s historic operations, retention of key employees, fluctuations in ADC's operating results, pressures on the pricing of the products or services ADC offers, and other risks and uncertainties, including those identified in Exhibit 99-a to ADC's Report on Form 10-K for the fiscal year ended October 31, 2000. ADC disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.